Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 14, 2020, except as to Note 13 which is dated October 3, 2020, relating to the consolidated financial statements of Organic Agricultural Company Limited for the years ended March 31, 2020 and 2019, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Wei, Wei & Co., LLP

Flushing, New York
October 5, 2020